UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

August 15, 2014

6:34 p.m. ET

Operator:

Good morning.  My name is (Steve) and I will be your conference operator today.  At this time, I would like to welcome everyone to the STW Resource Current Operations Personnel and Business Development Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you.  Head of Financing, Paul DiFrancesco, you may begin your conference.

Paul DiFrancesco:

Good morning everybody and thank you for joining us.  I have been given the task this morning of reading a short disclaimer before we get on to the business at hand and that is speaking with management, so please bear with me.

I’d like to remind our listeners and the management – that management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties and management may make additional forward-looking statements in response to questions.

Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from those discussed today.  And therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company’s filings with the Securities and Exchange Commission.  In addition, any projections as to the company’s future performance represented – or I’m sorry, represent management’s estimates as of today, August 14th, 2014.

We may make forward-looking statements about among other matters, revenue, and revenue growth, adjusting EBITDA, margin, earnings, cash flow sales pipelines, and strategic initiatives.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

Inclusion of this forward-looking information should not be regarded as representation by us that we will achieve future plans, estimates, or expectations.  Such forward-looking statements are subject to various risks and uncertainties and assumptions.  A number of important factors to cause our actual results or performance to differ material from those indicated by such forward-looking statements.

STW assumes no obligation to update these projections in the future as market traditions may or may not change.  Additionally, management statements during this conference call will include discussions of certain measures, and financial information in GAAP and non GAAP terms.

For those of you unable to listen to the entire call at this time, our recording will be available on our website for two weeks in the Investors Relation section of STW’s website.

I now like to turn you over to Mr. Stanley Weiner, our Chief Executive Officer, Chairman, and Founder.  Thank you.

Stanley Weiner:

Thank you, Paul.  And good morning to everyone and we appreciate you all joining us this morning.  Today, you’re going to hear from the president of STW Water, and also our new chief operating officer for STW Resources.  They’re going to explain the various projects and explain operations within our different divisions.

I’d like to begin by providing an overview of our marketplace in regard to the water situation in State of Texas and every drought areas.  The population in Texas is the fastest growing in the country, and our population growth is one of the catalysts to the rapidly increasing demand for fresh water.  We have cities in the state right now that are facing reality of being months away from a total depletion of their freshwater sources.  In fact, some of them have already depleted their supplies and are dependent on trucking water from other towns.

The steady drought conditions have a negative effect on many facets of the economy and ultimately our quality of life.  Even if it rains, there’s still not enough water to replace the reserves that have been used for agriculture and industry in our municipalities.  STW is proud to be part of the solutions in water process in Texas.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

To be part of the solution, it’s going to require participation in many facets of the life cycle of water for the industry and human consumption.  We are active in water reclamation in producing flowback water from oil and gas production.  Additionally, we’ve done a program of capturing untapped sources of water from many of the brackish aquifers in Texas.

We have several water formations that are known as aquifers that are basically layered below the earth’s surface.  Some of the water is fresh and suitable for human consumption and some is slightly salty and needs treatment before it can be provided to a beneficial user.

Currently, we have the proprietary technology in our arsenal to treat and process water from these aquifers.  Our plan brings previously unused and unaccounted for water to industry and human use within reasonable economics and while preserving our precious freshwater resources.

And while water situation is dire, the whole industry continues to flourish.  Our local area, the Permian Basin is the second only to Saudi Arabia in terms of the number of recoverable oil and gas resources in the entire world.  We’ve got approximately 25 percent of all the drilling rigs in the country and they’re all located right out here in West Texas.  I get asked all the time, “Stan, how can this (all) last?”  And I tell them, “In West Texas, we have stacked oil and gas formation similar to having 6 to 10 (less) oil fields on top of one another.”  And add to that, the technological advances which have all been out here for at least a decade or more.  Simply put, our company is in the right place at the right time.

And at this time, I’d like to introduce our Chief Operating Officer, Joshua Brooks.  We’re thrilled that he’s joined this position and he’s been a true asset to us.  Joshua will now provide his update and the synopsis of our oilfield services.  Joshua?

Joshua Brooks:

Thank you, Stanley.  Good morning, everyone.  Today, I’m going to provide a brief overview of our oilfield service companies which include STW Pipeline, Energy, and Construction.

Our services include maintenance and construction for oil and gas pipelines, rig cleaning, and preparation for transport as well as oilfield construction for drilling locations, ponds, and lease roads.  To date, we operate under 29 active master service agreements with companies such as Devon, Apache, Regency Energy Partners, Plains and (Qancho).

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

In 2013, revenues from our subsidiaries were approximately $1 million.  Through the first six months of 2014, our revenues were approximately $10 million, while in June alone; revenues were approximately $2.5 million.

Our target gross margins range from 28 percent to 34 percent.  The primary reason for our rapid growth and success is our hiring of experienced division leaders, supervisors, and personnel.  To date, we are over 200 team members strong.  Recently, STW secured fleet financing for the light and heavy equipment, this will allow the company to continue its aggressive growth throughout the second six months of 2014 and thereafter.

I look forward to a very positive future for the STW team and our shareholders.  That’s the conclusion of my statement.  Thank you for your time today.

Stanley Weiner:

At this time, I’d like to introduce Alan Murphy, he’s head of – he’s president of STW Water.  And he’ll give you an update on what we’re doing in the water section.

Alan Murphy:

Thank you, Stanley.  As many of you know, I have taken the position to lead STW’s water and processing technologies within the last 90 days.  Since joining the company, my priority has been to set goals that will distinguish STW Resources as a leader in the water processing industry.

First plan of action was for me to create a recurring revenue for STW Water which we did such as the recent contract with city of Fort Stockton in which STW will provide essential water treatment chemicals and maintenance services for their 10 million gallon per day water processing facility reverse osmosis plant.  We are working to expand these services and products for additional municipalities as well as provide consulting to customers in those areas of focus.

Another objective is to bring vendors, manufacturing and new technology to the Permian Basin.  We have accomplished this in a form of signing a licensing agreement with Salttech Technology which is truly my opinion, the next generation of water reclamation technology with zero liquid discharge and up to 96 percent freshwater recovery from produced and frac flowback water and brackish water.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

Currently, Salttech is designing and engineering a 2000-barrel a day system for us.  And we have a demo system that recently is being delivered to our facility headquarters here in Midland.  We have several producers that have expressed an interest in us performing a demo for them, on their produced and flowback waters at their oilfield locations.

An important challenge that I have undertaken is to create a pipeline of business projects from various oil and gas producers while expanding the business development through providing water reclamation services to those producers.  Currently, we are working with multiple producers with technology design customized to their own specific reclamation needs.  We offer services that not only provide freshwater, but also reclaim contaminated water for reuse.

Additionally, we are working with large producers to provide drinking water from process brackish water for their corporate and operational headquarters and man camps in the Permian Basin.  We are also working with land owners to process brackish water for oilfield use and conserving our freshwater resources for human consumption.

We have one contract, the (Amacker) Project waiting on the final landowner signature that will process approximately 30,000 barrels or 1.200 – 1.26 million gallons of brackish water per day, using a high-breed reverse osmosis designed by STW followed by the Salttech zero liquid discharge system.  This processed brackish water will take the place of using freshwater.  Thus we are providing water conservation in our business.

We are also in the discussion phase with Summit Energy representatives as they are building a power plant in Penwell, Texas.  STW proposed a development of a 4.5 million gallon per day brackish water treatment plant with our designed reverse osmosis and Salttech system for industrial use giving them a ZLD or zero liquid discharge to supply the power plant with freshwater for their operations.  It will either be an Engineer Procured Contract that we call an EPC or a design-build-operate project.

Another revenue stream is to be able to provide a 10-pound brine that is a byproduct of our Salttech Technology for doing operations in the oil and gas producers.  This brings me to say that I’m particularly enthusiastic about.  STW is working to provide water management plants for small towns and cities throughout Texas.  A lease agreement with the City of Fort Stockton which will include adjacent landowners is an example of a design that we will adhere to.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

The Fort Stockton project breaks down into various phases and I’ll explain them now.  In this term, phase one, the Capitan Reef exists under several hundred miles of West Texas land and goes into New Mexico.  It is approximately 3,000 to 4,000 feet below the surface and currently is unsuitable for potable drinking water standards until we use our proprietary technology to process it.

The first phase of this project is to further validate the viability of the Capitan Reef Aquifer for volume and pressure as in our (tees) in aquifer.  The initial data results from the hydrogeological reports, feel that it’s capable of producing 100 million gallons a day for at least the next 100 years.  This phase has been completed.

Our second phase, the next step was the signing of a lease agreement with the City of Fort Stockton for their participation in the project since they own the water rights to be part of the aquifer.  This phase has also been completed as an agreement was signed on August 4th of this year.

The third phase is to drill a production well to finalize the hydrogeological report to establish daily volumes and longevity.  Additionally, this phase establishes water reserve asset under STW’s lease agreement.

And the fourth phase is the transportation phase that consists of three major components.  It starts off by building a water station to provide water to oil producers and even back to the city as beneficial users within the Pecos County Region.  The second component is to begin the well field development with landowners.  And the third component of this transportation phase is to provide water to customers in a Permian Basin by building a 180 plus mile pipeline.

Let me give an overview of what that means to STW.  Aside from reserves and potential borrowing power on the water assets in the ground, each well is expected to produce 1 to 3 million gallons per day.  To start, we will bring this water to the market via the water station located on the City of Fort Stockton property.  The water station should be fully operational in the first quarter of 2015.  Reserves and revenues are quite basic to establish and provide projections.  When operating at full capacity, factory in first stage aquifer studies, STW will sell up to 100 million gallons a day at a prevailing municipal rate of approximately $4 per

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

thousand gallons.  Royalty is 25 percent, lifting and transportation and cost are expected to be around $1 to $1.25, $1 to $1.25 per thousand gallons.  These cost percentages will remain constant regardless of an increase of the prevailing rate to buy and sell water.

In regard to financing, STW water and processing technologies, we intend to receive fund for the phases three and four of the City of Fort Stockton project through private sector project financing and state and local grant.  The municipalities that have been in contact with STW have expressed a need to enter into a 50 or up to a 100-year contract.

The City of Corpus Christi is another spotlight project as it addresses a critical need with a use of innovative technology.  Corpus Christi has an immediate need to put in a processing plant to treat water from the Gulf of Mexico to make it potable for industrial and municipal use.  This proposed plant will produce up to 10 million gallons per day utilizing our reverse osmosis desalinization system and Salttech ZLD technology or the zero liquid discharge, an advantage over other manufacturers so they do not have the capacity of this system.  Because of the immediate need of this plant, the governor’s office has offered its assistance to STW in several private meetings to enter into the proposal stage of this project.

Currently in Texas, the need for water or clear gold is at its highest in the last 50 years.  The water needs in Texas are driven by three major events, the drought which is ongoing, the oil and gas industry explosion, and agriculture.  These three factors are affecting the need for water in municipalities at extreme rate due to the following complication – the estimated 1,000 people per day moving in to Texas; the increasing abundance of man camps in the oil and gas regions; and the need for fracking for producers; and, of course, the power industry which is expecting to expand 14 new plants in Texas.  All of this is being driven by growth and drought.

There is a reason why I refer to this water as clear gold.  Water is a precious commodity for the State of Texas as our resources are depleting.  We are at the right place with the right team, the right technologies, and the extreme need; this creates the perfect storm for success for STW and for the improvement of the state of our water crisis in Texas.  We are basically a major lifeline for the State of Texas.  Thank you.

Stanley Weiner:

And at this point, I’d like to introduce Bob Miranda, our CFO.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

Robert Miranda:

Yes.  Good morning everybody.  This is Bob Miranda, CFO of STW Resources.  I’m here to answer any questions that may arise from the current state of our filings and other questions surrounding in the finances of the company.  So, I’m open to your questions.  Thank you.

Paul DiFrancesco:

If there are no further comments by any of the guys, we can begin the Q and A process.  I would like to reiterate one more time that the – this call, (their) statements are going to be recorded and available for a couple of weeks on our website and I urge you to queue yourself in and ask some questions because we are prepared to give you the answers.

Operator:

At this time, I would like to remind everyone, in order to ask a question, please press star and the number one on your telephone keypad.  We’ll pause for just a moment to compile the q and a roster.  Thank you.

Your first question comes from the line of Joe Zotter, who’s a private investor, and your line is open.

Joe Zotter:

Yes, hello.  Thank you for holding this call.  My question involves the testing well for the Capitan Reef Aquifer.  The question is if the testing well fails, what is the plan B and what assurances have been provided that there will be long term water supply being provided to this aquifer?

Robert Miranda:

To answer your question, the hydrogeological reports have been done by at least five hydrogeologists, they are well renowned.  One of them is probably what they call the expert in the Capitan Reef out of Albuquerque, New Mexico.  They have been looking at this as well as the USGS report that came out last year and the Texas Water Development Board.  So, it’s not just us locally looking at it, it’s been under the scrutiny for many, many years.

And these experts have claimed that this aquifer is sustainable indefinitely because of the ability of this deep aquifer and the recharge rate up in the Glass Mountains.  And we do not expect a failure of the produced – reproduction well because we’ve already drilled a monitor well within two miles of our production well and we drilled it and it was successful and the water quality was tested.  We are basically drilling in the center of the aquifer which is about 10 miles wide and in places 1,800 feet thick.

Joe Zotter:

Thank you.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

Operator:

Thank you.  And your next question comes from the line of David Lutz with VTAC Services.  Your line is open.

David Lutz:

Good morning.  I wanted to just inquire if you have any plans to file for NASDAQ, trading on the NASDAQ?

Paul DiFrancesco:

Well, I’ll take that question.  This Paul DiFrancesco.  We absolutely do.  We are in the process right now that one of our goals is to – you know, we’ve been on a run to increase revenues, to capitalize, and we’re looking towards Q1.  The company has a – has a strong focus on profitability going forward from Q4, we’ve had a lot of CapEx and GAAP entries.  And so, we’re looking forward to the next year in NASDAQ, yes.

David Lutz:

Thank you.

Operator:

Thank you.  Your next question comes from the line of John Bauer, who’s a private investor.  Your line is open.

John Bauer:

Yes.  Thanks for taking my call.  California just passed a bond measure to raise $7 billion.  I guess, I guess I’ll raise two questions.  Is Texas going to provide – I mean, if Texas is increasing their source of funding for water projects; and secondly, are you looking to move into California at all?

Stanley Weiner:

I’ll take that question, Paul.  Yes, there are monies available through the State of Texas right now and some of them will be made available I think January of next year, 2015.  And obviously, that is to help out water projects hopefully such as ours.  And yes, we are talking to several people in California at this time.  We do have the technology to clean up their brackish water out there and their oilfield waters.  So, we’re looking at it very closely.

John Bauer:

Thank you.

Operator:

Thank you.  Again, if you would like to ask a question, then it’s star and the number one on your telephone keypads.

Your next question comes from the line of Steven Oakly.  Your line is open.

Steven Oakly:

I have a question regarding the Salttech units.  It seems like many of these units are going to be required to fulfill the obligations.  And I’m wondering what the production time for these units to rollout might be to meet that need and how the financing is going to be gained.

Alan Murphy:

This is Alan Murphy.  To answer your question, we’re going to bring this technology and we were – we already brought it here to Texas and we’re going to develop them here in Texas with our manufacturers that we already selected so that we can streamline the time.  We’ll have more than one manufacturer because we do expect it to be an explosive growth and we will have as many manufacturers as we can get in the state to begin building.  And as we begin building, this will, of course, cut the CapEx down and we’ll also be able to value engineer and lower the OpEx.

As far as the financing and all this, this is what this call is all about.  It’s to be able to find that financing to help us put these things into place.

Paul DiFrancesco:

If I can expand on the financing please in a moment, this is Paul.  The majority of the water projects are just that, they are projects and they meet the definition of project finance which we would put these projects in a special purpose vehicle.  We would do a debt repayment from revenues from that vehicle and it would be a non-dilutive situation to the holding company.

Steven Oakly:

Excellent.  And Salttech, are they able to keep up with the components that come from their manufacturing in the future?

Alan Murphy:

Yes.  They only produce one part of the patent process, the DyVaRs.  These are the special designed process, that’s all they had produce.  The rest, it will be – all the other nuts and bolts, mechanical fittings which are off-the-shelf components will be here in the States.

Steven Oakly:

Excellent.  Thank you.

Operator:

Thank you.  Your next question comes from the line of Eric Sandberg, who’s an investor.  Your line is open.

Eric Sandberg:

I’ve got – probably have two questions.  Number one, the Corpus Christi thing was new to me, I’m curious, is there a timeframe on that?  And the second question, I’ll throw it out at the same time, you mentioned a 180-mile pipeline.  Can you give us an idea of what you anticipate as 180 miles to serve who or what?

Alan Murphy:

Yes, sir.  To answer your first question on the Corpus Christi, there’s been a lot the papers and they’ve gone out for an RFQ or really an RFI to do a pilot program.  And the pilot program

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

was put out earlier last month to try do testing of the different technologies off the Gulf of Mexico.  The water quality is about 38,000 TDS.  And in the interim, we begin work in the governor’s office to get our new technology and because we have a zero liquid discharge, which means nothing goes back in the ocean whereas the other desalinization units will put things back in the ocean.

The timeline for this thing is to begin a pilot early of next year and completed by end of next year and to have water systems up and going within the next two years at the most.  Of course, the industry wants it like next week; they are in a big need.  And that’s why the governor may help expedite this because we don’t have much time for R&D.

As far as the 180-mile pipeline, our goal is to take it from West Texas toward the East which is downhill pretty much on elevation and we’ll be picking up five to seven municipalities along the way that are being overwhelmed by the oil and gas producers.  One of them made news because they actually ran out of water as a small community and everybody had to stop and scramble to get them water.  And so, when little cities, municipalities have, you know, 5,000 to 8,000 to even 12,000 people begin running out of water, it gets everybody’s attention. We will pick them up along the way and then we will also go to some of the largest cities in West Texas such as San Angelo, Midland, Abilene, Odessa, and anyone else.  And these are not for sure, but these are people that have been inquiring about it.

Eric Sandler:

Thank you.

Operator:

Sir, thank you.  And your next question comes from the line of Zach Easton with Coronado Capital.  Your line is open.

Zachary Easton:

Good morning, gentlemen.  I appreciate you guys doing this call.  Just a quick question probably for Bob.  Could you give us a sense of the progress in the first quarter and second quarter filings of the 10-Q?

Robert Miranda:

Yes.  Thank you, Mr. Easton.  We’re working to complete the first quarter – the auditors are almost done with their review.  We expect that to happen – to have that filed within the next 10 days, if not sooner.  And then the second quarter Q will come probably within 30 days thereafter.

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Zachary Easton:

OK.  And what would you expect on a going forward basis in terms of your ability to file the Qs on time?

Robert Miranda:

Going forward, we expect to be timely in our filings.  We’ve experienced, as Josh Brooks said earlier, very rapid growth.  We were a development stage company just in 2013.  And the fourth quarter saw our operations and our divisions and our personnel grow quite rapidly and also accounting and finance had to keep up with that growth, to manage that growth, which frankly impacted on the ability to get everything closed in the books.  We had to orient a new audit firm, mark them to our processes.

So, you know, we filed three 10 – three Qs we filed in February 2014 and we filed our 10-K in June of 2014.  So, our financing is working very, very hard to get current and stay current and also putting better systems and procedures and internal control so that we will be able to have timely filings going forward.  That’s truly our objective as we go – as we look forward.

Zachary Easton:

Great.  Thank you.

Operator:

Thank you.  Your next question comes from the line of Joshua Lev with Wellfleet Partners.  Your line is open.

Mark Lev:

Hi.  This is – actually, it’s Mark Lev.  Joshua and I are partners at Wellfleet Partners.  We are – we are original early stage investors in the company and due to the fact that we got in and the stock hasn’t performed, we’re significantly down in our investment.  I’d like to know what the company is doing on a shareholder relations basis, IR/PR in order to get this fantastic story of the company’s growth out there in what is one of the hottest industries in finance right now.  I feel like the company’s trading at a significant discount to where it could be trading and yet the company is not doing enough to create the – to get the word out there.

Paul DiFrancesco:

Hi, Mark.  It’s Paul DiFrancesco, how are you?

Mark Lev:

I’m good, Paul.  (I’d like to see my stocks higher).

Paul DiFrancesco:

Doing well.  So, let me answer that question in a couple of parts.  To begin with, one of – one of the important factors when you’re doing investor relations or public relations is that you have tangible milestones that you’ve met and you have follow through.  And then, you know, that’s all on a foundation of revenues, filings.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

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And so, if you – what I’m saying is Mark, is you have to have all your planets aligned.  And this company has been working to do that this year.  We did not want to take an expenditure and put it towards investor relations until the timing was correct, but we are now doing so through public relations firm and two different investor relations firms.  Whereas, this is a gradual slope, we’re not interested in a spike.  I know that you purchased your stock originally at $2, when we did a $2 unit as a private company.

We fully expect to, you know, increase the public relations and investor relations.  There are several items that haven’t really been talked about such as our current agreements and working with producers right now to reclaim water.  So, we have information that we have every intention of putting out further and providing that follow through.  That’s one of the most important parts, Mark, right?

Mark Lev:

Paul, just an idea.  Since a company like yours will always require additional money, you know, when you did the original transaction and we participated, we have warrants that are struck at a significantly higher price.  Since the value of the company, where it is now, 34 cents, is extremely material and we think that the timing is great,  I think the company should consider reducing those prior warrants to a price that would be attractive enough for our investors to redeploy some capital and reduce their average cost from $2 in which we have to have the company increase almost 500 percent just to break even to where it is now and be able to reduce our average cost and participate at, you know, at the current levels and also the company benefits by getting some additional (capitalists).

Rachael Schmierer:

Paul, this is Rachael Schmierer.  Sorry, I’m sorry to interrupt you.  This is Rachael Schmierer.  I’m outside securities counsel for STW.  Paul, if you want to respond, you can but let me just say that, you know, Mark, I appreciate your comments and I think that maybe this discussion may be more appropriate offline privately and if that’s something the company agrees to, we can certainly present it and, you know, expose that.

Paul DiFrancesco:

I appreciate that, Rachael.

Mark Lev:

Are you – Rachael, are you the company’s counsel?

Rachael Schmierer:

Yes.  I’m their outside security counsel.

Mark Lev:

OK.  So, who – and who is responsible within the company for writing legal opinions?

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Moderator: Paul DiFrancesco

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Rachael Schmierer:

We sometimes write legal opinions.  Are you talking about removing a legend for 144?

Mark Lev:

We have stock that’s in excess of three or four years old.  And at a minimum, we would like to reduce …

Paul DiFrancesco:

You know, this is a – Mark, I’m going to interrupt you buddy because I know you well.  This is – this is really administrative and housekeeping and we could take care of this offline, but I do want to answer your question, Mark, actually, if I may.

In reference to the warrants, let’s begin by those original warrants, they are expired.  And in reference to capitalization as you so pointed out, my point is, yes, we have raised, we have offered to all investors to let’s call it, “average down” or to participate to maintaining our business plan through capitalization.

Mark Lev:

I’m sorry, Paul.  I’m not aware of ever …

Paul DiFrancesco:

So …

Mark Lev:

… seeing anything on behalf of any of our clients to that extent.  If we did, I apologize, but I don’t recall any of that.

Paul DiFrancesco:

OK.  Well, my point was we have offered opportunities for people to average down.  In fact, we just closed around.  So, I will – I’ll talk to you further about this offline and we want – we want, you know, our investors to have a good experience and we are making every effort to build the business, but we also are keeping our eye on the capitalization and then the cables and the company and who owns what and where.

Operator:

Well, thank you.  And your next question comes from the line of Kenny Orr with Triumph.  Your line is open.

Kenny Orr:

Well, first, I’d like to start out by saying thank you guys for sticking with it.  This was an investment we made long ago.  And so I want to thank you because we had originally written it off and – or written it off for quite some time ago and you guys are doing a great job in turning this company around.  So, I want to say thank you and kudos to you.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

Next as far as raising money, the previous questions.  I see – and I did a quick calculation based upon on what was discussed regarding the potential cash flow or revenue and less the expenses and I think anyone on a quick napkin can see that this company is not going to need to raise a lot of money.  Initially, it may need to raise some debt financing and/or do some JVs, but I appreciate, Paul, when you said that it’s not going to be dilutive and I hope that remains the case.  In fact, I think that you have so many good things going on, you know, this is a company someone should want to gobble up.  The opportunities you presented today compared to other water companies, I think you guys represent tremendous value.

So, we’re looking at the current market as an opportunity to average down our pricing.  So, I would encourage shareholders to look at it at the same way and thank you for making all of that you have going on public so that it actually gives us the opportunity to see what’s going on and not be concerned that we are buying with knowledge that we shouldn’t have.  So, that’s a great, great thing for us and we really appreciate that and again, I wanted to thank you.  It seems like the company’s on a terrific track.  I am glad that they’re going to get current in their filing.

The Fort Stockton on our quick napkins look like the profit margins are 40 percent, 45 percent and the revenues, you know, can be about 150 million or so per year.  So, that one project alone to me makes this stock very attractive.  And Paul and Stan, I remember from the beginning, you know, there were a lot of – a lot of dreams and I just want to say thank you for making it a reality.  So, thanks.

Paul DiFrancesco:

Thank you, Ken, I appreciate that.

Operator:

Thank you.  There are no further questions at this time.  Presenters, I turn the call back to you.

Paul DiFrancesco:

Hello, everybody, it’s Paul again.  Once again, thank you for joining our call today.  We intend on holding quarterly calls for revenues and earnings.  We intend out to heighten our communication going forward with you.  And I am always available.  I’m on the press releases.  Please don’t hesitate to pick up the phone or send me an email.  If any of you would like an opportunity to speak with management, I can always arrange that as well.

Once again, this call is going to be taped or it is taped and is – there’s going to be transcript on our website available for a couple of weeks.  Thank you, everybody.

UNASSIGNED USER-INTERCALL WEST POINT/COMPLETE CALL

Moderator: Paul DiFrancesco

08-15-14/6:34 p.m. ET

Confirmation # 87735558

Operator:

This does conclude today's conference.

END